Exhibit 10.1

Dated June 18, 2026

Loan Agreement

between

RUMBLE FREEDOM FIRST HOLDING LIMITED

as Borrower

and

TETHER INVESTMENTS, S.A. DE C.V.

as Lender

TABLE OF CONTENTS

PREAMBLE		1

1.	Defined terms	1

2.	The Loan, Purpose of the Loan	2

3.	Utilization	2

4.	[Reserved]	2

5.	Term, Termination and Prepayment	2

6.	Exchange Option	3

7.	Interest	3

8.	Default Interest	4

9.	Payment; Cost and Expenses	4

10.	Tax Gross-Up and Indemnities	4

11.	Representation and Warranties	5

12.	General Undertakings - Borrower	5

13.	Lender Undertaking	10

14.	Information Undertakings	10

15.	Assignment	10

16.	[Reserved]	11

17.	Notices	11

18.	Miscellaneous	12

19.	Governing Law and Jurisdiction	12

20.	Severability	13

21.	Service of Process	13

22.	Third-Party Rights	13

23.	Limited Recourse and Non-Petition	13

24.	Schedule 1 (Agreed Security Principles)	17

i

THIS LOAN AGREEMENT (the “Agreement”) IS DATED June 18, 2026, AND MADE BETWEEN:

(1)	RUMBLE FREEDOM FIRST HOLDING LIMITED a private company limited by shares incorporated in Ireland with registered number 810305 whose registered office is at 32 Molesworth Street, Dublin 2, Ireland (the “Borrower” and, together with its direct and indirect subsidiaries, the “Borrower Group”);

and

(2)	TETHER INVESTMENTS, S.A. DE C.V., a Salvadoran Sociedad Anónima de Capital Variable, whose registered office is at Final Av. La Revolucion, Colonia San Benito, Edif. Centro, Corporativo Presidente Plaza, Nivel 12, Oficina 2, Distrito de San Salvador, Municipio de San Salvador Centro, Republica de El Salvador as lender (the “Lender”).

The parties set out under (1) and (2) above are collectively referred to as the “Parties”.

PREAMBLE

A)	Northern Data AG is a German stock corporation (Aktiengesellschaft) established under the laws of Germany, with its business address at An der Welle 3, 60322 Frankfurt am Main, Germany, and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Frankfurt am Main, Germany, under HRB 106465.

B)	Northern Data AG and its subsidiaries are a specialist B2B technology business that provides high performance computing solutions. They operate in the cloud computing business under the “TAIGA CLOUD” brand and operate and lease out various data centers under the “ARDENT DATA CENTERS” brand.

C)	On 2 November 2023 Zettahash Inc., agreed to provide Northern Data AG with a EUR 575 million unsecured floating rate loan (the “ND Loan”) to finance its continued business expansion. The Lender has acquired all rights and obligations under the ND Loan from Zettahash Inc.

D)	Northern Data AG utilized the funds from the ND Loan to purchase additional hardware for its “TAIGA CLOUD” cloud computing business in the form of H100 NVIDIA GPUs, acquire three data centers located in Pittsburg, Pennsylvania, Englewood, Colorado, and Linlithgow, Scotland for its “ARDENT DATA CENTERS” division, and expand the existing capacity of its “PEAK MINING” bitcoin mining business.

E)	As a condition to Rumble Inc.’s proposed tender offer for 100% of the shares of Northern Data AG (the “Tender Offer”) the Borrower, the Lender and Northern Data AG have agreed to (i) assign and transfer by way of assumption of contract (Vertragsübernahme) the Loan from the Lender to the Borrower with effect as at the 2025 Amendment Date (as defined in the 2025 Amendment Agreement)(1) (the “ND Loan Transfer”) and (ii) amend the ND Loan, in each case pursuant to, and by way of a sale and transfer and amendment and restatement agreement (the “2025 Amendment Agreement”).

F)	The purchase price payable by the Borrower to the Lender as consideration for the ND Loan Transfer is equal to the outstanding loan amount as at the 2025 Amendment Date under the ND Loan (including accrued interest on the ND Loan, as at the 2025 Amendment Date) (the “Purchase Price”).

G)	Pursuant to the terms of the 2025 Amendment Agreement, Rumble Inc. and the Lender have agreed that the Purchase Price shall not be paid in cash, but shall be settled by (i) Rumble NODE HoldCo exchanging 50.0% of the Purchase Price for the number of shares of the Rumble Inc.’s Class A Common Stock equal to such share of the Purchase Price divided by $7.88 (subject to adjustment for any stock split, reverse stock split or stock dividend) (as converted to € using the exchange rate as promulgated by the European Central Bank on the last trading day prior to the applicable exchange date) (the “Equity Issuance”) and (ii) the remaining 50.0% of the Purchase Price shall remain outstanding as a loan from the Lender to the Borrower, subject to, and in accordance with, the provisions of this Agreement (the “Initial Loan Amount”).

THEREFORE, IT IS AGREED as follows:

1.	Defined terms

In this Agreement, “Post-Closing Security Effective Date” means the first date on which each of the Transaction Security Documents set out in Clause 11.20.2 has been granted to the Lender in form and substance satisfactory to the Lender.

Capitalized terms used but not defined in this Agreement shall have the meaning given to those terms in the 2025 Amendment Agreement.

(1)	2025 Amendment Date is June 18, 2026.

2.	The Loan, Purpose of the Loan

The Lender grants to the Borrower a loan (the “Loan” and the outstanding loan amount at any time hereunder (including accrued interest), the “Outstanding Loan Amount”) in an amount equal to the Initial Loan Amount (the “Loan Facility”) subject to the terms of this Agreement.

3.	Utilization

3.1	As at the 2025 Amendment Date:

(a)	the Loan shall be deemed fully drawn by the Borrower; and

(b)	the amount of the Loan (together with the Equity Issuance) shall be deemed applied by the Borrower towards finally and irrevocably discharging the Purchase Price,

in each case without the need for any further acts and/or declarations by either Party. For the avoidance of doubt, the Borrower and the Lender agree that no funds shall actually be paid or demanded under paragraphs (a) or (b) above.

3.2	The Loan Facility may not be reutilized.

4.	[Reserved.]

5.	Term, Termination and Prepayment

5.1	The Loan Facility is granted for a defined period of time and shall mature on the fifth (5th) anniversary of the 2025 Amendment Date (the “Maturity Date”). Subject to Clause 6 below, the Outstanding Loan Amount shall be repaid in full in cash together with outstanding interest on the Maturity Date.

5.2	Prior to the Maturity Date, the Lender may not terminate the Loan Facility except for a reason set out in paragraphs (a) to (g) (inclusive) (subject to Clause 5.6, each an “Event of Default”) below. Any such termination shall be made in writing:

(a)	the Borrower or Northern Data AG commences an action under any law relating to bankruptcy, insolvency or any similar proceedings;

(b)	insolvency, bankruptcy, liquidation, rescue process or similar proceedings are initiated with respect to the Borrower or Northern Data AG, unless such proceedings were initiated by a third party and such proceedings are terminated within 30 Business Days;

(c)	the Borrower or Northern Data AG becomes overindebted (überschuldet) or illiquid (zahlungsunfähig, section 17 of the German Insolvency Code);

(d)	the Borrower defaults on any payment obligation under this Agreement and such payment default is not cured within a period of 15 Business Days from the earlier if (i) a written notice of the Lender to the Borrower specifying the default or (ii) the Borrower becoming aware of the default;

(e)	the Borrower commits any material breach of any provision of this Agreement other than a payment obligation, and such breach of the Agreement is not cured within a period of 20 Business Days from the earlier of (i) a written notice of the Lender to the Borrower specifying the default or (ii) the Borrower becoming aware of the default;

(f)	[Reserved.]

(g)	the occurrence of a Change of Control

“Change of Control” means Rumble Inc. at any time no longer directly or indirectly holding the majority of the shares and voting rights in the Borrower.

On and at any time after the occurrence of an Event of Default which is continuing, the Lender may exercise any or all of its rights, remedies, powers or discretions under this Agreement and any Transaction Security Document.

5.3	If the Lender terminates the Loan Facility in accordance with Clause 5.2 above or declares due and payable any amount, or otherwise exercises any rights it may have, under any Transaction Security Document (a “Declared Default”), the entire unpaid Outstanding Loan Amount shall become immediately due and payable without demand or further notice of any kind, all of which are expressly waived by the Borrower. A failure of the Lender to terminate this Loan Facility in accordance with Clause 5.2 above or exercise any other right under any Transaction Security Document shall not constitute a waiver of any of the Lender’s rights under this Agreement or the relevant Transaction Security Document as long as any of the events referred to in Clause 5.2 continue.

5.4	If it becomes unlawful in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Loan it shall promptly notify the Borrower and the Borrower shall repay the Loan in full, including the accrued interest on the repaid amount until the time of the repayment, on the date specified in that notification. For the avoidance of doubt the events referred to in this Clause 5.4 shall not be an Event of Default.

5.5	The Borrower may, if it gives the Lender not less than seven Business Days’ prior notice, prepay the Outstanding Loan Amount in whole or in part without any early repayment fee, but including the accrued interest on the repaid amount until the time of the early repayment. If the Borrower prepays the Outstanding Loan Amount in total, it may terminate this Agreement at any time at or following such payment in full.

5.6	No Event of Default shall occur and the Lender will not be entitled to declare a Declared Default or take any related actions as a result of any event or circumstance that results directly or indirectly from any action taken by any governmental authority or any other person against any member of the Borrower Group as a result of any actual or alleged breach of any law or regulation relating to value added tax (or other equivalent taxes) arising in relation to any events, actions or circumstances that occurred prior to the date of this Agreement.

6.	Exchange Option

6.1	The Lender may notify the Borrower not less than five Business Days prior to the date falling 12 months after the 2025 Amendment Date (the “Exchange Option Date”) that it has elected to exchange all (but not less than all) of the Outstanding Loan Amount as at the Exchange Option Date into the number of shares of Rumble Inc.’s Class A common stock equal to Outstanding Loan Amount divided by the greater of (i) the 10-Day VWAP and (ii) $7.88 (subject to adjustment for any stock split, reverse stock split or stock dividend) (in each case, as converted to € using the exchange rate as promulgated by the European Central Bank on the last trading day prior to the Exchange Option Date) (the “Exchange Option”).

“10-Day VWAP” means the volume-weighted average price per share taken to four decimal places of Rumble Inc.’s Class A common stock on the NASDAQ over the consecutive ten day trading period prior to Exchange Option Date, as calculated by Bloomberg Financial LP under the function “VWAP” (or, if not available, in another authoritative source mutually selected by the Lender and the Borrower).

The parties agree that the mechanics for the issuance of Rumble Inc.’s Class A common stock pursuant to the Exchange Option shall be done in accordance with the same mechanics set forth in that certain Equity Commitment Agreement, dated as of November 10, 2025, between Rumble Inc. and the Lender, applied mutatis mutandis, under Section 2.01(c) (ability to receive pre-funded warrant in lieu of shares), Section 2.02 (exemption and legending), Section 3 (Representations and Warranties) and Section 4 (Covenants).

6.2	If the Lender properly notifies the Borrower of its exercise of the Exchange Option, then the Exchange Option shall be settled on or within ten (10) Business Days after the Exchange Option Date.

6.3	Following the exercise of the Exchange Option, the Loan will be treated as having been repaid in full for the purposes of this Agreement.

7.	Interest

7.1

The rate of interest on the Outstanding Loan Amount for each Interest Period shall be the EURIBOR plus 300 basis points (“Base Interest Rate”). “EURIBOR” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for a 3-month period and displayed (before any correction, recalculation or republication by the administrator) on the LSEG screen (formerly Refinitiv screen) (or any replacement LSEG page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of LSEG, in each case as of the first Business Day of each Interest Period (as defined below).

7.2	From the 2025 Amendment Date until the Maturity Date, the Borrower shall pay accrued interest on the Outstanding Loan Amount after each lapse of three calendar months or, for the first period following the 2025 Amendment Date, on the first Quarter Date following the 2025 Amendment Date (each an “Interest Period”). The Borrower shall pay accrued interest on the Outstanding Loan Amount for each Interest Period on 31 March, 30 June, 30 September and 31 December of each calendar year (each a “Quarter Date”).

8.	Default Interest

If the Borrower fails to repay the Outstanding Loan Amount on the Termination Date or within five Business Days thereafter, interest on any arrears on the principal amount in the amount of 400 basis points above the Base Interest Rate will be charged.

9.	Payment; Cost and Expenses

9.1	All payments on the Outstanding Loan Amount (including in respect of principal) shall be made in immediately available funds in Euro, free of any bank fees, into the bank account indicated by the Lender to the Borrower.

9.2	All reasonably incurred and documented costs, charges, fees and expenses resulting from the preparation, amendment, conclusion and performance or termination of this Agreement, shall be borne by the Borrower.

10.	Tax Gross-Up and Indemnities

10.1	Definitions

10.1.1	“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

10.1.2	“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

10.1.3	“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment or deemed payment under this Agreement.

10.1.4	“Tax Payment” means either the increase in a payment made by the Borrower to the Lender under Clause 10.2 (Tax gross-up) or a payment under Clause 10.3 (Tax indemnity).

10.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly. Similarly, the Lender shall notify the Borrower on becoming so aware in respect of a payment payable to the Lender.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within 30 days of an Obligor making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

10.3	Tax indemnity

(a)	Each Obligor shall (within three Business Days of demand by the Lender) pay to the Lender an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered for or on account of Tax by the Lender in respect of this Agreement.

(b)	Paragraph (a) above shall not apply: (i) with respect to any Tax assessed on the Lender under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender; or (ii) to the extent a loss, liability or cost is compensated for by an increased payment under Clause 10.2.

10.4	Tax Credit

If the Borrower makes a Tax Payment and the Lender determines that: (a) a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and (b) the Lender has obtained and utilised that Tax Credit, the Lender shall pay an amount to the Borrower which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

11.	Representation and Warranties

11.1	The Lender hereby represents and warrants by way of an independent guarantee as of the 2025 Amendment Date that it has the power to enter into this Agreement and the 2025 Amendment Agreement and to exercise its rights and perform its obligations hereunder and has taken all necessary action to authorize its entry into and performance and that the obligations to be assumed by it under this Agreement are legal and valid obligations.

11.2	Subject to Clause 5.6, the Borrower hereby represents and warrants by way of an independent guarantee as of the 2025 Amendment Date that:

11.2.1	it has the power to enter into the 2025 Amendment Agreement and this Agreement and to exercise its rights and perform its obligations hereunder and has taken all necessary action to authorize its entry into, performance and that the obligations to be assumed by it under the 2025 Amendment Agreement and this Agreement are legal and valid obligations;

11.2.2	the entering into and performance of the 2025 Amendment Agreement and this Agreement does not and will not conflict with (i) any law or regulation applicable to the Borrower Group, (ii) the Borrower’s or any of its subsidiaries’ constitutional documents, or (iii) any agreement or instrument binding upon any member of the Borrower Group or any of their assets, where such breach is reasonably likely to have a Material Adverse Effect;

11.2.3	none of the events referred to in Clause 5.2(a) to (c) above have occurred with respect to any member of the Borrower Group;

11.2.4	it is not in possession of inside information within the meaning of Art. 7 of the European Regulation on Market Abuse, as amended (“MAR”), with respect to the Northern Data AG or its shares or other securities, (i) it has not delayed the disclosure of inside information pursuant to Art. 17 para. 4 MAR, and (ii) any ad-hoc information previously published by the Borrower is true and correct in all material respects;

11.2.5	no litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, are reasonably likely to result in the Borrower being unable to repay the Outstanding Loan Amount (“Material Adverse Effect”), have been started or threatened in writing against any member of the Borrower Group;

11.2.6	no member of the Borrower Group has breached any law or regulation (including data protection laws, employment related laws and any environmental laws), where such breach is reasonably likely to have a Material Adverse Effect; and

11.2.7	for the purposes of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on Insolvency Proceedings (recast) (the “Regulation”), the Borrower’s center of main interest (as that term is used in Article 3(1) of the Regulation) is situated in the Republic of Ireland and it has no “establishment” (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.

The representations set out in this Clause 11.2 are deemed to be made by the Borrower on the first day of each Interest Period by reference to the facts and circumstances then existing.

12.	General Undertakings - Borrower

Subject to Clause 5.6, the undertakings in this Clause 12 shall remain in force from the 2025 Amendment Date for so long as there is still any Outstanding Amount under this Agreement.

12.1	Neither the Borrower nor any other member of the Borrower Group shall be a creditor of a loan (other than deposits and/or prepayments in the ordinary course of business) with an amount of more than EUR 2,000,000 in the single case and more than EUR 10,000,000 (or in each case its equivalent in any other currency) in aggregate without the prior written consent (e-mail sufficient) of the Lender, but in any event no more than EUR 50,000,000 (or its equivalent in any other currency) in aggregate during the duration of this Agreement, in each case excluding any loans granted to members of the Borrower Group).

12.2	The Borrower shall comply, and shall procure that each member of the Borrower Group complies, in all respects with all laws (including data protection laws, employment related laws and any environmental laws) to which it and they may be subject, if failure to do so would have a Material Adverse Effect.

12.3	The Borrower shall not, and shall procure that no other member of the Borrower Group will, enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, transfer or otherwise dispose of any asset other than any sale, transfer or other disposal:

12.3.1	in the ordinary course of trading of the disposing entity;

12.3.2	of assets (other than shares, businesses, real property and, to the extent necessary to carry on the Borrower Group’s business as presently conducted, intellectual property) in exchange for or to be replaced by other assets comparable or superior as to type, value and quality;

12.3.3	of assets (other than shares, businesses, real estate (excluding undeveloped land) and intellectual property) considered obsolete or redundant by the Borrower acting reasonably for cash;

12.3.4	of trade receivables in connection with factoring arrangements or assets (other than shares, real estate (excluding undeveloped land) and, to the extent necessary to carry on the Borrower Group’s business as presently conducted, intellectual property) for cash where the market value (when aggregated with the market value for any other sale, lease, license, transfer or other disposal not allowed under the preceding paragraphs) does not exceed the greater of EUR 10,000,000 (or its equivalent in any other currency) and 5% of the consolidated net revenue as set out in the latest audited financial statements of the Borrower in any financial year, but in any event no more than EUR 50,000,000.00 (or its equivalent in any other currency) in aggregate during the duration of this Agreement;

12.3.5	to another member of the Borrower Group to the extent that where the asset being sold, transferred or otherwise disposed of is subject to security in accordance with Clause 12.20 below then equivalent security shall be granted following that sale, transfer or disposal; and

12.3.6	with the prior written consent (e-mail sufficient) of the Lender (such consent, after the Post-Closing Security Effective Date only, not to be unreasonably withheld where such disposal would support, execute or enhance the business plan of the Borrower Group).

12.4	The Borrower shall procure that the agreements, transactions and other actions pursuant to Clauses 12.1 and 12.3.4 do not exceed EUR 50,000,000 (or its equivalent in any other currency) in aggregate during the duration of this Agreement.

12.5	The Borrower shall, and shall procure that each member of the Borrower Group will, pay and discharge all taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that such payment is being contested in good faith and adequate reserves are set aside for such purpose.

12.6	The Borrower shall not, and shall procure that no other member of the Borrower Group will, enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction other than:

12.6.1	any amalgamation, demerger, merger, consolidation or corporate reconstruction (i) which involves the Borrower and where the Borrower is the surviving entity or (ii) between members of the Borrower Group (other than the Borrower);

12.6.2	with the prior written consent (e-mail sufficient) of the Lender (such consent, after the Post-Closing Security Effective Date only, not to be unreasonably withheld where such amalgamation, demerger, merger, consolidation or corporate reconstruction would support, execute or enhance the business plan of the Borrower Group); or

12.6.3	after the Post-Closing Security Effective Date only, amalgamations, demergers, mergers, consolidations or corporate reconstruction, in which the aggregate fair market value of the involved entities outside of the Borrower Group does not exceed EUR 20,000,000 (or its equivalent in any other currency) in aggregate during a twelve-month period.

12.7	The Borrower shall procure that no substantial change is made to the general nature of the business of the Borrower Group (taken as a whole) from that carried on by the Borrower Group at the 2025 Amendment Date.

12.8	The Borrower shall not, and shall procure that no other member of the Borrower Group will, acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them) other than (i) with the prior written consent (e-mail sufficient) of the Lender (such consent, after the Post-Closing Security Effective Date only, not to be unreasonably withheld where such acquisition would support, execute or enhance the business plan of the Borrower Group) or (ii) after the Post-Closing Security Effective Date only, if the aggregate consideration for such transactions does not exceed EUR 40,000,000 (or its equivalent in any other currency) during a twelve-month period.

12.9	The Borrower shall not, and shall procure that no other member of the Borrower Group will, enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any joint venture or transfer any assets or lend to or guarantee or give an indemnity for or give security for the obligations of a joint venture or maintain the solvency of or provide working capital to any joint venture (or agree to do any of the foregoing) other than (i) with the prior written consent (e-mail sufficient) of the Lender (such consent, after the Post-Closing Security Effective Date only, not to be unreasonably withheld where such investment or acquisition would support, execute or enhance the business plan of the Borrower Group) or (ii) after the Post-Closing Security Effective Date only, if the aggregate amount of all such investments in, or for the benefit of, any joint ventures does not exceed EUR 40,000,000 (or its equivalent in any other currency) during a twelve-month period.

12.10	The Borrower shall procure that the agreements, transactions and other actions pursuant to Clauses 12.6.3, 12.8 and 12.9 do not exceed EUR 40,000,000 in aggregate (or its equivalent in any other currency) during a twelve-month period.

12.11	The Borrower shall, and shall procure that each member of the Borrower Group will, maintain in good working order and condition (ordinary wear and tear excepted) all of its assets (including intellectual property rights, if any) necessary in the conduct of its business.

12.12	The Borrower shall not, and shall procure that no other member of the Borrower Group will, create or permit to subsist any security over any of its assets or enter into any other preferential arrangement having a similar effect other than:

12.12.1	any lien or security arising by operation of law or in the ordinary course of trading (including any security or lien granted over mining or cloud hardware to the landlord or power supplier of a specific location, provided that such liens or securities are limited to the amounts payable by the respective member of the Borrower Group);

12.12.2	any netting or set-off arrangement entered into by any member of the Borrower Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances and any lien arising under the general terms and conditions of banks or Sparkassen (Allgemeine Geschäftsbedingungen der Banken oder Sparkassen) or the equivalent in other countries with whom any member of the Borrower Group maintains a banking relationship in the ordinary course of business;

12.12.3	any netting or set-off arrangement entered into under a hedging transaction permitted under this Agreement where the obligations of the parties are calculated by reference to net exposure under that hedging transaction;

12.12.4	any security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Borrower Group in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Borrower Group;

12.12.5	any liens for taxes, assessments or governmental charges that are (i) not overdue for any applicable grace period related thereto or (ii) being contested in good faith by appropriate proceedings and for which adequate reserves are set aside for such purpose;

12.12.6	any security or other preferential arrangement having a similar effect which requires the consent of the shareholders meeting of the Borrower under its statutes;

12.12.7	with the prior written consent of the Lender;

12.12.8	after the Post-Closing Security Effective Date only, any other security securing financial indebtedness the principal amount of which does not exceed the greater of EUR 10,000,000 (or its equivalent in any other currency) and 5% of the consolidated net revenue in any financial year as set out in the latest audited financial statements of the Borrower at any time, but in any event no more than EUR 50,000,000 (or its equivalent in any other currency) during the duration of this Agreement; and

12.12.9	security granted for the benefit of the Lender in accordance with Clause 12.20.

12.13	The Borrower shall not, and shall procure that no other member of the Borrower Group will, incur or allow to remain outstanding any guarantee in respect of any obligation of any person other than:

12.13.1	the endorsement of negotiable instruments in the ordinary course of trade;

12.13.2	any guarantee required by law or court as a result of a merger, demerger or any other corporate restructuring permitted under this Agreement;

12.13.3	any guarantee of the Borrower for operating liabilities of any other member of the Borrower Group incurred in the ordinary course of business;

12.13.4	[Reserved.];

12.13.5	with the prior written consent of the Lender;

12.13.6	after the Post-Closing Security Effective Date only, any other guarantees, so long as the aggregate amount of the aggregate maximum potential liability under any such guarantees does not exceed EUR 10,000,000 (or its equivalent in any other currency) and 5% of the consolidated net revenue in any financial year as set out in the latest audited financial statements of the Borrower at any time, but in any event no more than EUR 50,000,000 (or its equivalent in any other currency) during the duration of this Agreement; and

12.13.7	guarantees granted for the benefit of the Lender in accordance with Clause 12.20.

12.14	The Borrower shall not, and shall, in case of Clause 12.14.4 procure that no other member of the Borrower Group will:

12.14.1	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital), provided that this shall not prevent the distribution of a minimum dividend pursuant to Section 254 para. 1 of the German Stock Corporation Act (Aktiengesetz);

12.14.2	repay or distribute any dividend or share premium reserve;

12.14.3	redeem, repurchase, defease, retire or repay any of its share capital or capital reserves or resolve to do so to any of its direct or indirect shareholders; and

12.14.4	make any other payment or grant any loan to, acquire any obligation owing to, set-off any claims against or otherwise discharge any obligations owing to, any direct or indirect shareholder of the Borrower, in each case other than with the prior written consent of the Lender (provided that, after the Post-Closing Security Effective Date only, the Lender shall duly and reasonably consider any waiver request from the Borrower regarding the restrictions set out in this Clause 12.14, giving due regard to the actual and prospective operational requirements and business practices of the members of the Borrower Group).

12.15	The Borrower shall not, and shall procure that no other member of the Borrower Group will, incur or allow to remain outstanding any financial indebtedness other than:

12.15.1	arising under a foreign exchange transaction for spot or forward delivery entered into in connection with protection against or seeking to benefit from fluctuation in any rate or price where that foreign exchange exposures arises in the ordinary course of business, but not a foreign exchange transaction for investment or speculative purposes;

12.15.2	arising under any finance leases existing at the date of this Agreement and any finance leases entered into after the Post-Closing Security Effective Date provided that the aggregate capital value of such finance leases does not exceed the greater of EUR 20,000,000 (or its equivalent in any other currency) and 5% of the consolidated net revenue in any financial year as set out in the latest audited financial statements of the Borrower at any time, but in any event no more than EUR 100,000,000 (or its equivalent in any other currency) during the duration of this Agreement;

12.15.3	[Reserved.];

12.15.4	any financial indebtedness incurred between members of the Borrower Group;

12.15.5	with the prior written consent of the Lender (such consent, after the Post-Closing Security Effective Date only, not to be unreasonably withheld where such financial indebtedness would support, execute or enhance the business plan of the Borrower Group); and

12.15.6	after the Post-Closing Security Effective Date only, not permitted by the preceding paragraphs, the outstanding amount of which does not exceed the greater of EUR 10,000,000 (or its equivalent in any other currency) and 5% of the consolidated net revenue in any financial year as set out in the latest audited financial statements of the Borrower at any time, but in any event no more than EUR 50,000,000 (or its equivalent in any other currency) in aggregate during the duration of this Agreement.

12.16	The Borrower shall procure that the agreements, transactions and other actions pursuant to Clauses 12.12.8, 12.13.6, 12.15.2 and 12.15.6 do not exceed EUR 50,000,000 (or its equivalent in any other currency) in aggregate during the duration of this Agreement.

12.17	The Borrower shall not (i) issue any shares or any other securities or ownership interest, (ii) grant any option, warrant or other right to acquire any such interest in any member of the Borrower Group (whether conditional or unconditional) or (iii) enter into a silent partnership agreement, in each case other than (a) in order to grant options to acquire shares of the Borrower or issue new shares of the Borrower, in each case to employees and members of the management board or supervisory board in connection with stock option plans or (b) with the prior written consent (e-mail sufficient) of the Lender (provided that, after the Post-Closing Security Effective Date only, the Lender shall duly and reasonably consider any waiver request from the Borrower regarding the restrictions set out in this Clause 12.17, giving due regard to the actual and prospective operational requirements and business practices of the members of the Borrower Group).

12.18	The Borrower shall, and shall procure that each member of the Borrower Group will, maintain insurances with reputable independent insurance companies or underwriters on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

12.19	The Borrower shall not, and shall procure that no other member of the Borrower Group will, enter into any transaction with any person except on arm’s length terms.

12.20	Within:

12.20.1	30 days of the date of this Agreement, the Borrower shall, to the extent legal permissible, procure that any stocks in Northern Data AG acquired by the Borrower and in any entity directly or indirectly holding shares in Northern Data AG from time to time, including shares acquired under the Tender Offer, are pledged to the Lender as security for, inter alia, any obligations outstanding to the Lender under this Agreement; and

12.20.2	30 days following consummation of the Tender Offer and subsequent squeeze-out in Northern Data AG, the Borrower shall, and shall procure that each member of the Borrower Group incorporated in Germany, Ireland, the Netherlands, Norway, Sweden, the United Kingdom and the United States (together with the Borrower, the “Obligors”), to the extent legal permissible, will, each provide customary corporate guarantees and security over their assets (including the shares in any other members of Borrower Group, any GPUs and data centers of Borrower Group and any bank accounts of Borrower Group),

(each, a “Transaction Security Document”), subject to the agreed security principles set out in the Schedule to this Agreement (the “Agreed Security Principles”).

13.	Lender Undertaking

If at any time following the 2025 Amendment Date the Borrower requests that the Lender release or amend any guarantee or security provided by an Obligor in accordance with Clause 11.20 in order to improve the prospects, pricing or quantum of the Borrower raising third party finance (in whatever form) to support, execute or enhance the business plan of the Borrower Group and/or to grant guarantees and/or security to support such third party finance then the Lender undertakes to reasonably consider that request and in good faith.

14.	Information Undertakings

14.1	During the term of the Loan, the Borrower shall:

14.1.1	procure that Northern Data AG fully complies with its obligations under the MAR, in particular regarding the timely, correct publication of inside information;

14.1.2	publish the future audited individual financial statements of the Borrower and Northern Data AG and the future audited consolidated financial statements of the Borrower and Northern Data AG in the manner required under applicable law and in each case no later than the earlier of, (i) the date required by applicable laws, including the rules of any stock exchange on which securities of the Borrower are listed, and (ii) six months after the end of the respective fiscal year;

14.1.3	within 30 days after the end of each calendar month provide the Lender with unaudited monthly financial reports of the Borrower Group, comparing actual figures (balance sheet, profit and loss, cash-flow) with the respective figures in the budget for the month just ended, and a rolling twelve-month liquidity forecast; and

14.1.4	no later than 30 days before the beginning of each fiscal year, provide the Lender with the annual business plan and budget of the Borrower Group for the upcoming fiscal year as approved by the supervisory board of Northern Data AG, and including the planned balance sheet, the planned profit and loss statement and the planned cash-flow statement on a month-by-month basis.

14.2	In addition, upon a reasonable information request by the Lender specifying the information required, the Borrower shall provide the Lender with such information as soon as reasonably practicable.

14.3	Nothing in this Clause 14 shall require the Borrower to provide information to the Lender, if the provision of such information would be legally prohibited, in particular under the MAR or applicable stock exchange rules, or would require prior approval or clearance under applicable merger or foreign investment control regulations.

14.4	The Lender will ensure that it has set up sufficient compliance guidelines and practices which safeguard any non-public information provided to it by the Borrower, and will treat any such information as confidential and will only use such information for purposes of monitoring the financial condition of the Borrower.

14.5	During the term of the Loan, the Lender will not trade in any securities publicly listed by the Borrower Group, unless the process pursuant to Clause 14.6 (confirmation/cleansing) has been completed.

14.6	During the term of the Loan and for up to three months thereafter, the Lender may at any time request a written confirmation from the Borrower that the Borrower is not currently in possession of any inside information with respect to any securities of the Borrower Group. Within five Business Days after receipt of such request, the Borrower shall either provide the requested confirmation or inform the Lender that the Borrower wishes to commence a cleansing process. To this end, the Borrower shall to the extent legally permissible within a further 15 Business Days after informing the Lender, publish any information the Borrower considers inside information within the meaning of the MAR or information that could potentially be considered or become inside information in a manner so that the Borrower can immediately after making such publication provide a confirmation to the Lender pursuant to this Clause 14.6.

15.	Assignment

15.1	Subject to Clause 12 above and Clause 18.8 below, the rights of the Borrower under this Agreement shall not be assignable without the prior written consent (e-mail sufficient) of the Lender.

15.2	The rights of the Lender under this Agreement shall not be assignable without the prior written consent (e-mail sufficient) of the Borrower, which such consent shall not be unreasonably withheld, conditioned, or delayed, provided, however, the Lender may freely assign its rights under this Agreement in whole to any affiliate. Any person acquiring the Loan shall be considered a Lender for purposes of this Agreement. Each Lender that assigns all or a portion of its rights under this Agreement shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each assignor and the principal amounts (and stated interest) of each such assignor’s interest in the Loan or other obligations under this Agreement (the “Register”), provided, that, no Lender shall have any obligation to disclose all or any portion of the Register (including the identity of any assignor or any information relating to an assignor’s interest in any commitments, loans, letters of credit or its other obligations under this Agreement) to any person or entity (but shall disclose such information to the Borrower) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in “registered form” under Section 5f.103-1(c) and Section 1.871-14(c) of the United States Treasury Regulations, and proposed Section 1.163-5 of the United States Treasury Regulations. This Clause 15.2 shall be construed so that the Loan (or any portions thereof) are at all times maintained in “registered form” within the meanings of Sections 163(f), 165(j), 871(h)(2), 881(c)(2), and 4701 of the United States Internal Revenue Code of 1986, as amended (the “Code”), and any related regulations (and any successor provisions).

16.	[Reserved]

17.	Notices

Any notice, request or other communication to be given under this Agreement, including any Utilization Request, must be in writing (or by email) (other than a default notice or a termination notice which must be in writing and delivered via courier or registered mail and in English and must be delivered or sent by post to the Party to whom it is to be given at its address appearing in this Agreement as follows:

to the Borrower at:

Rumble Freedom First Holding Limited

32 Molesworth Street

Dublin 2

Ireland

D02 Y512
Attention:
Email:

with a copy to (which shall not constitute notice hereunder):

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019 6099
Attention: Russell L. Leaf, Sean M. Ewen
Email: rleaf@willkie.com; sewen@willkie.com

to the Lender at:

Tether Investments, S.A. de C.V.

Address: Final Av. La Revolucion, San Benito Edif. Centro, Corporativo Presidente Plaza Nivel 12, San Salvador, Republica de El Salvador

Attention:
Email:

with a copy to (which shall not constitute notice hereunder):

McDermott Will & Schulte Rechtsanwälte Steuerberater LLP
Oberlindau 54-56
60323 Frankfurt am Main
Germany
Attention: Alexander Klein
Email: aklein@mcdermottlaw.com

and

McDermott Will & Schulte LLP
One Vanderbilt Avenue
New York, NY 10017-3852
Attention: Daniel Woodard
Email: dwoodard@mcdermottlaw.com

or to such other address or email address as is notified in writing by the relevant party to the other party to this Agreement.

18.	Miscellaneous

18.1	“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in London (United Kingdom), New York, New York, United States of America, and Frankfurt am Main (Germany).

18.2	As soon as reasonably practicable following the 2025 Amendment Date (and in any case prior to the end of the Interest Period ending on 30 September 2026) the Lender and the Borrower shall negotiate in good faith to amend this Agreement (and to make any consequential changes to any ancillary documents related to this Agreement) into the form of a note that can be listed on the Cayman Islands Stock Exchange provided that any such note shall include a gross up and a tax indemnity to the satisfaction of the Lender.

18.3	Unless otherwise provided in Clause 10 (Tax Gross-Up and Indemnities), if as a consequence of a change in law or its application by any relevant tax authority, any additional Tax liability arises in connection with payments under this Agreement which is not addressed by Clause 10, the Parties shall negotiate in good faith to mitigate the economic burden of such Tax, including with a view to adjusting the Base Interest Rate or taking any other reasonable actions, provided that any such amendments shall include a gross up and tax indemnity for the Lender. The Borrower is aware that the willingness of the Lender to grant the Loan Facility is contingent on a minimum return thereon.

18.4	No waiver or amendment of the terms of this Agreement shall be valid, unless made in writing (pdf-signature/DocuSign sufficient) and signed by the Lender and the Borrower, and then only to the extent set forth therein.

18.5	Amendments to this Agreement, including this provision, must be made in writing (pdf- signature/DocuSign sufficient), provided compulsory law does not require a stricter form.

18.6	This Agreement shall be executed in the English language, which shall exclusively guide its interpretation. If a German term has been inserted in brackets, it alone shall be authoritative for the purposes of interpretation of the respective English term used.

18.7	The words “including” or “in particular” are to be construed as being by way of illustration or emphasis only and are not to be construed as, nor shall they take effect as, limiting the generality of any preceding words.

18.8	Unless expressly provided otherwise, any reference in this Agreement to a Clause is meant to be a reference to a clause of this Agreement.

18.9	The Parties acknowledge that Rumble Inc. shall have no rights or obligations under or in connection with this Agreement, except for the obligation to effect the Equity Issuance as agreed in the 2025 Amendment Agreement and the obligation to issue Rumble Inc.’s Class A common stock pursuant to the Exchange Option.

19.	Governing Law and Jurisdiction

This Agreement and any dispute or claim arising out of or in connection with it, including any question regarding its existence, validity or termination, or its subject matter or formation (including non-contractual disputes or claims) (“Disputes”) shall be governed by, and construed in accordance with, English law. Any Dispute shall be referred to and finally resolved by arbitration under the London Court of International Arbitration Rules (“LCIA Rules”), which are deemed to be incorporated by reference into this Clause 19. The tribunal shall consist of three (3) arbitrators, one (1) each to be nominated by the Parties and the third arbitrator to be nominated by the two (2) arbitrators appointed by the respective Parties. The language of arbitration shall be English. The seat of arbitration shall be London, United Kingdom. The Parties hereby agree that the award of the tribunal shall be final and binding on the Parties. Each Party waives any objection to the arbitration venue of any Dispute and waives and agrees not to plead or claim in such arbitration venue or any other venue that any Dispute referred to such arbitration venue has been brought in an inconvenient forum.

If mandatory applicable law requires any matter arising from or in connection with this Agreement or its consummation to be decided upon by a court of Law, the competent courts in and for London, United Kingdom, shall have the exclusive jurisdiction.

20.	Severability

If any provision of this Agreement is or becomes partially or entirely invalid or unenforceable or in the event of a contractual gap, the validity of the other provisions of this Agreement shall not be affected. The respective invalid or unenforceable provision shall be replaced, or the gap shall be filled, by a legally valid and enforceable provision which corresponds as closely as possible to the intention of the Parties or what would have been the intention of the Parties according to the aim and purpose of this Agreement if they had considered the issue.

21.	Service of Process

21.1	Without prejudice to any other mode of service of process allowed under any relevant law, the Borrower:

21.1.1	irrevocably appoints Northern Data Services (UK) Limited (a private limited company incorporated in England and Wales with the registered number (09027295) as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement and any related documents governed by English law; and

21.1.2	agrees that failure by an agent for service of process to notify the Borrower of the process will not invalidate the proceedings concerned.

21.2	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrower must promptly (and in any event within 14 days of such event taking place) appoint another agent on terms acceptable to the Lender. Failing this, the Lender may appoint another agent for this purpose.

22.	Third-Party Rights

22.1	Unless expressly provided to the contrary in this Agreement and any related documents, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or enjoy the benefit of any term of this Agreement.

22.2	Notwithstanding any term of this Agreement or any related documents, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

23.	Limited Recourse and Non-Petition

23.1	Notwithstanding any other provision of this Agreement, in respect of any claims arising under this Agreement against the Borrower, the Lender shall only have recourse to the:

23.1.1	rights, property, assets and undertaking which are the subject of the security; and

23.1.2	the guarantees,

created pursuant to, or evidenced or expressed, or intended to be created, or evidenced pursuant to, the Transaction Security Documents (the “Secured Assets”), provided, however, that the Lender may apply for (but not enforce against the Borrower personally) any judgment or declaratory order for the full amount owing under or in connection with this Agreement or take any other action for the purpose of realising the Secured Assets.

23.2	Subject to Clauses 23.3 through 23.5 (inclusive) below, the total amount recoverable from the Borrower shall be limited to the net proceeds received from realising and enforcing the security and guarantees created or evidenced pursuant to the Transaction Security Documents. If such net proceeds are insufficient to pay and discharge the amounts owed to the Lender by the Borrower under this Agreement, the Lender acknowledges and agrees that no action, proceedings, claim, levy, judgment or other process shall be taken or levied against the Borrower for the shortfall arising.

23.3	The limit on liability contained in Clauses 23.1 and 23.2 shall, to the extent specified in Clause 23.4, cease and be of no effect if:

23.3.1	following the enforcement of the security created or evidenced pursuant to the Transaction Security Documents, the sale proceeds in respect of a disposal of any of the assets in respect of which security is created or evidenced pursuant to the Transaction Security Documents have been paid to the Borrower and not applied against the amounts owed by the Borrower to the Lender under this Agreement;

23.3.2	the Borrower contests the priority, validity or enforceability of the Transaction Security Documents or any part thereof;

23.3.3	the Borrower does not fully co-operate with the Lender in its enforcement of the Transaction Security Documents, or does not procure that the members of the Borrower Group fully co-operate with the Lender in its enforcement of the Transaction Security Document, or fails to take, or fails to procure that each member of the Borrower Group take, any action referred to in Clause 23.5; or

23.3.4	the Borrower commits fraud or engages in any wilful misconduct in connection with this Agreement or any Transaction Security Document.

23.4	If any event specified in Clause 23.3 occurs or the Borrower fails to comply with Clause 23.5, the Borrower shall lose its rights to limited recourse to the extent of the amount (the “Shortfall”) that the Lender would have received from the Borrower if the relevant event had not occurred or if the Borrower had complied with Clause 23.5 (as the case may be) and accordingly, the Lender shall in those circumstances be entitled to have recourse to the Borrower and its other assets for the amount of the Shortfall.

23.5	The Borrower hereby agrees that upon request by the Lender acting reasonably it shall take any affirmative action within its control to enforce or preserve, or shall procure that each member of the Borrower Group takes any affirmative action within its control to enforce or preserve, the rights of the Lender in respect of, or created or arising under, this Agreement or any of the Transaction Security Documents.

23.6	Neither the Lender or any person acting on its behalf shall be entitled to petition or take any corporate action or other steps or legal proceedings for the winding-up, dissolution, court protection, reorganisation, liquidation, bankruptcy or insolvency of the Borrower or for the appointment of a liquidator in respect of the Borrower or any of its revenues or assets, provided that a Party to this Agreement or any person on their behalf may prove or lodge a claim in the liquidation of the Borrower initiated by another party.

23.7	Neither the Lender or any person acting on its behalf shall have any recourse against any director or officer of the Borrower in respect of any obligations, covenant or agreement entered into or made by the Borrower pursuant to the terms of this Agreement or any other Transaction Document or any notice or documents which it is requested to deliver hereunder or thereunder save in each case where a director or officer has acted fraudulently or with wilful default in respect of the rights and obligations of the Parties under or pursuant to this Agreement or any other Transaction Document.

23.8	If the Lender is satisfied that it has received the proceeds of the enforcement of, sale or disposal of all of the Secured Assets which are the subject of the Transaction Security Documents, that none of the circumstances specified in Clause 23.3 exist, or may arise, and that the Borrower has discharged its obligations under Clause 23.5, the Lender shall cooperate with the Borrower at the Borrower’s cost and expense to procure that the Borrower is discharged from any judgment and/or declaratory order, and that any filing or documentation required to be signed, made, filed or submitted by or on behalf of the Lender in order to reflect such discharge in any relevant registry is signed, made, filed or submitted by the Lender.

23.9	The provisions of this Clause 23 shall survive any termination of this Agreement.

Signatures

RUMBLE FREEDOM FIRST HOLDING LIMITED, as Borrower

By:	/s/ Conor Farrell
Name:	Conor Farrell
Title:	Director

[Signature Page to Loan Agreement]

Signatures

TETHER INVESTMENTS, S.A. DE C.V., as Lender

By:	/s/ Giancarlo Devasini
Name:	Giancarlo Devasini
Title:	Sole Administrator

[Signature Page to Loan Agreement]

Schedule

Agreed Security Principles

1.	AGREED SECURITY PRINCIPLES

(a)	The guarantees and security to be provided in accordance with Clause 12.20 will be given in accordance with the security principles set out in this Schedule. This Schedule identifies the Agreed Security Principles and addresses the manner in which the Agreed Security Principles will impact on and determine the extent and terms of the guarantees and security proposed to be provided in relation to the Loan.

(b)	The Agreed Security Principles embody the recognition by all parties that there may be certain legal and practical difficulties in obtaining effective or commercially reasonable guarantees and/or security from all relevant members of the Borrower Group in each jurisdiction in which it has been agreed that guarantees and security will be granted by those members. In particular:

(i)	general legal and statutory limitations, regulatory restrictions, financial assistance, corporate benefit, fraudulent preference, equitable subordination, “transfer pricing”, “thin capitalisation”, “earnings stripping”, “controlled foreign corporation” and other tax restrictions, “exchange control restrictions”, “capital maintenance” rules and “liquidity impairment” rules, tax restrictions, retention of title claims, employee consultation or approval requirements and similar principles may limit the ability of a member of the Borrower Group to provide a guarantee or security or may require that the guarantee or security be limited as to amount or otherwise and, if so, the guarantee or security will be limited accordingly, provided that, to the extent requested by the Lender before signing any applicable security or accession document, the relevant member of the Borrower Group shall use reasonable endeavours (but without incurring material cost and without adverse impact on relationships with third parties) to overcome any such obstacle (and market standard approaches will be taken into account) or otherwise such guarantee or security document shall be subject to such limit;

(ii)	a key factor in determining whether or not (and the terms on which) a guarantee or security will be taken (and in respect of the security, the extent of its perfection and/or registration) is the applicable time and cost (including adverse effects on taxes, interest deductibility, stamp duty, registration costs and taxes, notarial costs, translation costs and all applicable legal fees) which will not be disproportionate to the benefit accruing to the Lender of obtaining such guarantee or security;

(iii)	members of the Borrower Group will not be required to give guarantees or enter into security documents if it is not within the legal capacity of the relevant members of the Borrower Group or if it would conflict with the fiduciary or statutory duties of their directors or contravene any applicable legal, regulatory or contractual prohibition or restriction or have the potential to result in a material risk of personal or criminal liability for any director or officer of or for any member of the Borrower Group, provided that, to the extent requested by the Lender before signing any applicable security document or accession document, the relevant member of the Borrower Group shall use reasonable endeavours (but without incurring material cost and without adverse impact on relationships with third parties) to overcome any such obstacle (and market standard approaches will be taken into account) or otherwise such security or guarantee document shall be subject to such limit;

(iv)	the granting or perfection of security, when required, and other legal formalities will be completed within the time periods specified in this Agreement or the relevant security document or (if earlier or to the extent no such time periods are specified in this Agreement or the relevant security document) within the time periods specified by applicable law in order to ensure due perfection;

(v)	where a class of assets to be secured includes material and immaterial assets, if the cost of granting security over the immaterial assets is disproportionate to the benefit of such security, security will be granted over the material assets only;

(vi)	it is expressly acknowledged that it may be either impossible or impractical to create security over certain categories of assets in which event security will not be taken over such assets;

(vii)	any asset subject to a legal requirement, contract, lease, licence, instrument, regulatory constraint (including any agreement with any government or regulatory body) or other third party arrangement, which prevent or condition the asset from being charged, secured or being subject to the applicable security document (including requiring a consent of any third party, supervisory board or works council (or equivalent)) and any asset which, if subject to the applicable security document, would give a third party the right to terminate or otherwise amend any rights, benefits and/or obligations with respect to any member of the Borrower Group in respect of the asset or require the relevant chargor to take any action materially adverse to the interests of the Borrower Group or any member thereof, in each case will be excluded from a guarantee or security document provided that reasonable endeavours (exercised for a specified period of time) to obtain consent to charging any asset (where otherwise prohibited) shall be used by the Borrower Group if the Lender specifies prior to the date of the security or accession document (or following acquisition of the asset) that the asset is material and the Borrower is satisfied that such endeavours will not involve placing relationships with third parties in jeopardy;

(viii)	the giving of a guarantee, the granting of security and the registration and/or the perfection of the security granted will not be required if it would have a material adverse effect on the ability of the relevant member of the Borrower Group to conduct its operations and business in the ordinary course as otherwise permitted by this Agreement (including dealing with the secured assets and all contractual counterparties or amending, waiving or terminating (or allowing to lapse) any rights, benefits or obligations, in each case prior to a Declared Default which is continuing), and any requirement under the Agreed Security Principles to seek consent of any person or take or not take any other action shall be subject to this paragraph (viii);

(ix)	any security document will only be required to be notarised if required by law in order for the relevant security to become effective or admissible in evidence;

(x)	to the extent possible and unless required by applicable law, there should be no action required to be taken in relation to the guarantees or security when any lender assigns or transfers any of its participation to a new lender (and, unless explicitly agreed to the contrary in this Agreement, no member of the Borrower Group shall bear or otherwise be liable for any taxes, any notarial, registration or perfection fees or any other costs, fees or expenses that result from any assignment or transfer by the Lender);

(xi)	no title investigations or other diligence on assets will be required and no title insurance will be required;

(xii)	security will not be required over any cash constituting regulatory capital (to the extent prohibited by law) or customer cash (and such assets or cash shall be excluded from any relevant security document);

(xiii)	to the extent legally effective, “parallel debt” provisions will be used where necessary;

(xiv)	guarantees and security will not be required from or over the assets of, any joint venture or similar arrangement, any minority interest or any member of the Borrower Group that is not wholly-owned by another member of the Borrower Group if, in the last case, the granting of such guarantee or security would require the consent of the relevant minority shareholder in such member of the Borrower Group and the Borrower or the relevant member of the Borrower Group have used reasonable endeavours, but have failed, to obtain the consent of the minority shareholder;

(xv)	[Reserved.]

(xvi)	the Lender (or any agent or similar representative appointed by it at the relevant time) will not be able to exercise any power of attorney or right of set-off granted to it under the terms of this Agreement prior to the occurrence of a Declared Default which is continuing; and

(xvii)	other than a general security agreement and related filing, no perfection, filing or other action will be required with respect to assets of a type not owned by members of the Borrower Group.

2.	GUARANTEES

Subject to the guarantee limitations agreed in the relevant guarantee agreement, each guarantee will be an upstream, cross-stream and downstream guarantee for all liabilities of the Obligors under this Agreement in accordance with, and subject to, the requirements of these Agreed Security Principles in each relevant jurisdiction (references to “security” to be read for this purpose as including guarantees). Security documents will secure the guarantee obligations of the relevant security provider or, if such security is provided on a third party basis, all liabilities of the Obligors under this Agreement and any related security documents, in each case in accordance with, and subject to, the requirements of these Agreed Security Principles in each relevant jurisdiction.

3.	GOVERNING LAW AND SCOPE

(a)	No security or guarantees shall be required to be given by any joint venture or similar arrangement or any minority shareholder which is not a member of the Borrower Group.

(b)	All security (other than share security) will be governed by the law of, and secure only assets located in, the jurisdiction of incorporation of the applicable grantor of the security and no action in relation to security (including any perfection step, further assurance step, filing or registration) will be required in jurisdictions where the grantor of the security is not incorporated unless otherwise agreed. Share security over any subsidiary will be governed by the law of the place of incorporation of that subsidiary. Any security over an intercompany loan will be governed by the governing law of such intra-group loan document.

4.	TERMS OF SECURITY DOCUMENTS

The following principles will be reflected in the terms of any security taken in connection with the Loan:

(a)	security will not be enforceable or crystallise until the occurrence of a Declared Default that is continuing;

(b)	the beneficiaries of the security will only be able to exercise a power of attorney following the occurrence of a Declared Default which is continuing or if the relevant security grantor is overdue with any perfection requirement agreed under the relevant security document;

(c)	the security documents should only operate to create security rather than to impose new commercial obligations or repeat clauses in this Agreement; accordingly (i) they should not contain additional representations, undertakings or indemnities (including, without limitation, in respect of insurance, maintenance or protection of assets, further assurance or the payment of fees, costs and expenses) unless required for the creation or perfection of security or under applicable law; and (ii) nothing in any security document shall (or be construed to) prohibit any transaction, matter or other step (or a grantor of security taking or entering into the same or dealing in any manner whatsoever in relation to any asset (including all rights, claims, benefits, proceeds and documentation, and contractual counterparties in relation thereto) the subject of (or expressed to be the subject of) the security agreement if not prohibited by the terms of the this Agreement (and accordingly to such extent, the Lender shall promptly effect releases, confirmations, consents to deal or similar steps always at the cost of the relevant grantor of the security));

(d)	no security will be granted over parts, stock, moveable plant, equipment or receivables if it would require labelling, segregation or periodic listing or specification of such parts, stock, moveable plant, equipment or receivables;

(e)	perfection will not be required in respect of (i) vehicles and other assets subject to certificates of title or (ii) letter of credit rights and tort claims (or the local law equivalent);

(f)	in no event shall control agreements (or perfection by control or similar arrangements) be required with respect to any assets (including deposit or securities accounts) (unless this Agreement expressly provides for any specific account (by reference to its purpose) to be subject to specific restrictions on use);

(g)	security will, where possible and practical, automatically create security over future assets of the same type as those already secured; where local law requires supplemental pledges, lists of assets or notices to be delivered in respect of future acquired assets in order for effective security to be created over that class of asset, such supplemental pledges, lists of assets or notices will be provided only upon request of the Lender and at intervals no more frequent than annually;

(h)	each security document must contain a clause which records that if there is a conflict between the security document and this Agreement then (to the fullest extent permitted by law) the provisions of this Agreement will take priority over the provisions of the security document (and that, if requested to do so by (and at the cost of) the Borrower, the Lender will enter into such amendments, waivers or consents as are necessary to remove such conflict); and

(i)	each security document must (to the fullest extent permitted by law) contain a clause substantially similar to the following:

Notwithstanding anything to the contrary in this Agreement but without prejudice to the creation or perfection of any security interest under this Agreement, the terms of this Agreement shall not operate or be construed so as to prohibit or restrict any transaction, matter or other step (or the [security grantor] taking or entering into the same or dealing in any manner whatsoever in relation to any asset (including all rights, claims, benefits, proceeds and documentation, and contractual counterparties in relation thereto)) not prohibited by the Loan Agreement, and the Lender shall promptly enter into such documentation and/or take such other action in relation to this Agreement as is required by the [security grantor] (acting reasonably) in order to facilitate any such transaction, matter or other step, including, but not limited to, by way of executing any confirmation, consent to dealing, release or other similar or equivalent document.

5.	SHARES

(a)	Until a Declared Default has occurred and is continuing, the legal title of the shares will remain with the relevant grantor of the security (unless transfer of title on granting such security is required by law or customary in the applicable jurisdiction) and any grantor of share security will be permitted to retain and to exercise voting rights and powers in relation to any shares and other related rights charged by it and receive, own and retain all assets and proceeds in relation thereto without restriction or condition provided that any exercise of rights does not adversely affect the validity or enforceability of the security over the shares or cause a termination event referred to in clause 5.2 to occur.

(b)	Where customary and applicable as a matter of law, following a request by the Lender, on, or as soon as reasonably practicable following execution of the security or accession document, the applicable share certificate (or other documents evidencing title to the relevant shares) and a stock transfer form executed in blank (or applicable law equivalent) will be provided to the Lender upon its request.

(c)	Unless otherwise agreed, if an Obligor owns shares in any member of the Borrower Group which is not an Obligor that is not incorporated in a jurisdiction in which an existing Obligor is incorporated, no steps shall be taken to create or perfect security over those shares save where such entity is required to become an Obligor.

6.	BANK ACCOUNTS

(a)	If a member of the Borrower Group grants security over its bank accounts it will be free to deal, operate and transact business in relation to those accounts (including opening and closing accounts) until the occurrence of a Declared Default which is continuing. For the avoidance of doubt, there will be no “fixed” security over bank accounts, cash or receivables or any obligation to hold or pay cash or receivables in a particular account until the occurrence of a Declared Default which is continuing.

(b)	If required by local law to perfect the security, notice of the security will be served on the account bank in relation to applicable accounts within 10 (ten) Business Days of the date of the security document (or accession thereto or the opening of any new bank account) and to the extent necessary under applicable law to perfect security, the Borrower will use its reasonable endeavours to obtain an acknowledgement of that notice within twenty (20) Business Days of service. If the Borrower has used its reasonable endeavours but has not been able to obtain acknowledgement or acceptance its obligation to obtain acknowledgement will cease on the expiry of that twenty (20) Business Day period. Irrespective of whether notice of the security is required for perfection, if the service of notice would prevent any member of the Borrower Group from using a bank account in the course of its business no notice of security will be served until the occurrence of a Declared Default which is continuing.

(c)	Any security over bank accounts will be subject to any security interests in favour of the account bank which are created either by law or in the standard terms and conditions of the account bank. No member of the Borrower Group will be required to change its banking arrangements or standard terms and conditions in connection with the granting of bank account security. If the consent of an account bank is required to grant security over a bank account, the Borrower shall use its reasonable endeavours to obtain the consent of the relevant account bank. If the account bank is not willing to give such consent, no member of the Borrower Group shall be required to change its banking arrangements or to replace its account bank, unless without such consent no valid right of pledge can be created.

(d)	If required under applicable local law, security over bank accounts will be registered subject to the general principles set out in these Agreed Security Principles.

7.	INTERCOMPANY RECEIVABLES

If an Obligor grants security over any of its intercompany receivables it will be free to deal with, amend, waive or terminate those receivables in the ordinary course of its business until the occurrence of a Declared Default which is continuing. No list of receivables shall be required. If required under local law, security over receivables will be registered subject to the general principles set out in these Agreed Security Principles. Security over intercompany receivables governed by German law will be notified to the relevant debtor within 10 (ten) Business Days of the date of the security document (or accession thereto or the incurrence of any new opening of any new intercompany receivable) and the security grantor will procure an acknowledgement of such notification from the debtor.

8.	NO SECURITY OVER OTHER ASSETS

No security shall be required to be granted over any of the following assets: insurance policies, and receivables (other than material structural intercompany receivables, as may be agreed from time to time)), provided that a floating charge (or equivalent all asset security) pursuant to a customary debenture or other agreement shall, subject to these Agreed Security Principles, be granted by each Obligor in its jurisdiction of its incorporation.